Exhibit 99.1

        J & J Continues to Post Gains; Reports Record Sales And Earnings

     PENNSAUKEN, N.J.--(BUSINESS WIRE)--July 21, 2005--J & J Snack Foods Corp. (NASDAQ-JJSF) today announced record sales and earnings for its third quarter and nine months ended June 25, 2005.
     Sales for the third quarter increased 9% to $129.5 million from $119.0 million in last year's third quarter. Net earnings increased 13% to $9.9 million from $8.7 million last year. Earnings per diluted share were $1.06 for the June quarter compared to $.95 last year. Operating income increased 14% to $15.5 million this year from $13.6 million in the year ago period.
     For the nine months ended June 25, 2005, sales increased 11% to $327.3 million from $294.1 million in last year's nine months. Net earnings increased 16% to $16.2 million in the nine months from $13.9 million last year. Earnings per diluted share were $1.74 for the nine months compared to $1.52 last year. Operating income increased 16% to $24.9 million from $21.5 million in the year ago period.
     Gerald B. Shreiber, J & J's President and Chief Executive Officer, commented; "Strong sales and continued improvements in our food service group highlighted our third quarter performance. Our core soft pretzel business increased sharply benefiting from both sales of new products and new business channels."

     J & J Snack Foods Corp.'s principal products include SUPERPRETZEL, PRETZEL FILLERS and other soft pretzels, ICEE and ARCTIC BLAST frozen beverages, LUIGI'S, MAMA TISH'S, SHAPE UPS, MINUTE MAID* and BARQ'S** and CHILL frozen juice bars and ices, TIO PEPE'S churros, THE FUNNEL CAKE FACTORY funnel cakes, and MRS. GOODCOOKIE, CAMDEN CREEK, COUNTRY HOME and READI-BAKE cookies. J & J has manufacturing facilities in Pennsauken, Bridgeport and Bellmawr, New Jersey; Scranton and Hatfield, Pennsylvania; Carrollton, Texas; Atlanta, Georgia and Vernon (Los Angeles), California.

     *MINUTE MAID is a registered trademark of The Coca-Cola Company. **BARQ'S is a registered trademark of Barq's Inc.


                                Consolidated Statement of Operations
                               ---------------------------------------
                               Three Months Ended   Nine Months Ended
                               ------------------- -------------------
                               June 25,  June 26,  June 25,  June 26,
                                 2005      2004      2005      2004
                               --------- --------- --------- ---------
                                           (in thousands)

Net sales                      $129,452  $118,952  $327,323  $294,111
Cost of goods sold               83,177    76,702   218,856   196,477
                               --------- --------- --------- ---------
  Gross profit                   46,275    42,250   108,467    97,634
Operating expenses               30,738    28,679    83,583    76,161
                               --------- --------- --------- ---------
Operating income                 15,537    13,571    24,884    21,473
Other income                        384        93     1,040       265
                               --------- --------- --------- ---------
  Earnings before income taxes   15,921    13,664    25,924    21,738
Income taxes                      6,042     4,959     9,773     7,866
                               --------- --------- --------- ---------
  Net earnings                 $  9,879  $  8,705  $ 16,151  $ 13,872
                               ========= ========= ========= =========

Earnings per diluted share        $1.06      $.95     $1.74     $1.52
Earnings per basic share          $1.08      $.97     $1.78     $1.56
Weighted average number of
 diluted shares                   9,324     9,163     9,283     9,122
Weighted average number of
 basic shares                     9,121     8,956     9,078     8,873



                                       Consolidated Balance Sheets
                                 -------------------------------------
                                   June 25, 2005    September 25, 2004
                                 ------------------ ------------------
                                            (in thousands)

Current assets                           $ 146,266          $ 138,412
Property, plant & equipment, net            89,281             89,474
Goodwill                                    51,477             46,477
Other intangibles, net                       9,348              1,804
Other assets                                 1,539              1,257
                                 ------------------ ------------------
  Total                                  $ 297,911          $ 277,424
                                 ================== ==================

Current liabilities                      $  53,535          $  47,646
Deferred income taxes                       19,153             19,153
Other long term obligations                    323                529
Stockholders' equity                       224,900            210,096
                                 ------------------ ------------------
  Total                                  $ 297,911          $ 277,424
                                 ================== ==================

     The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof.


     CONTACT: J & J Snack Foods Corp., Pennsauken
              Dennis G. Moore, 856-665-9533